EXHIBIT 99.1

                     JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock of Environmental Plus, Inc. This Joint Filing Agreement shall be included as an exhibit to such filing. In evidence thereof, each of the undersigned, being duly authorized, hereby executes this Joint Filing Agreement as of the 30th day of June, 1997.



                              /s/ J.D. Davenport
                              -----------------------------------
                              J.D. Davenport



                              NORTHPORT MANAGEMENT GROUP, INC.



                              By:  /s/ J.D. Davenport
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                                   J.D. Davenport, President